UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 4, 2010
MISCOR GROUP LTD.

(Exact name of registrant as specified in its charter)

Indiana	000-52380	20-0995245

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Nave Road, SE, Massillon, Ohio	44646

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number:	(330)830-3500
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Certain Officers and Appointment of Certain Officers
     On January 4, 2011, the Board of Directors of MISCOR accepted the resignation of Michael Topa as Interim Chief Financial Officer, effective December 31, 2010. Mr. Topa remains a director.
     Also on January 4, 2011, the Board of Directors designated a new officer position, the Chief Accounting Officer, and promoted Marc Valentin from Corporate Controller to Chief Accounting Officer. Mr. Valentin, age 43, joined the Company in October 2010 as MISCOR’s Corporate Controller and was appointed MISCOR’s Chief Accounting Officer on January 4, 2011, effective as of January 1, 2011. As such, Mr. Valentin is to be paid $105,000 annually in base compensation. In addition, he is eligible for a 20% annual bonus based on the achievement of yet to be agreed-upon performance criteria, and participates in Magnetech Industrial Services’ benefit plans, consisting of health, dental, vision, disability, life insurance and 401(k) plans.
     Prior to joining the Company, from 2007 to 2010, Mr. Valentin served as the Vice President of Finance for Maverick Corporate Management, LLC, a Smithville, Ohio fabricator of steel products for agriculture, energy and food processing. From 2004 to 2007, he served as Senior Vice President and Chief Financial Officer of National Bancshares Corporation/First National Bank of Orrville, Ohio, a community bank. From 1996 to 2004, Mr. Valentin served as Business Unit Controller of Bekaert Corporation/Contours, Ltd., an Orrville, Ohio manufacturer of cold drawn and cold rolled wire products. Mr. Valentin is a certified public accountant licensed in the State of Ohio, and has a B.S. in Accounting from the University of Akron.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISCOR GROUP LTD.
Date: January 7, 2011	/s/ Marc Valentin
By: Marc Valentin
Its: Chief Accounting Officer